SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is dated as of [  ], 2019 by and between TAronis Technologies, Inc., a Delaware corporation (“Tech”) and Taronis Fuels, Inc., a Delaware corporation and presently a wholly owned Subsidiary of Tech (“Fuels”).

RECITALS

1. Tech is engaged, directly and indirectly, in the welding supply and gas distribution business and the manufacture and sale of “MagneGas” and Venturi® Gasification systems used to create synthetic gases (“Fuels Business”);

2. Tech has determined that it would be appropriate and desirable to separate Fuels Business from Tech and to divest Fuels Business in the manner contemplated by the Master Distribution Agreement, dated the date hereof (the “Transaction Agreement”), between Tech and Fuels;

3. Tech has heretofore conducted Fuels Business through Fuels albeit that certain assets utilized in connection with Fuels Business have continued to be nominally owned by Tech;

4. Tech currently owns all of the issued and outstanding shares of common stock, par value $0.000001 per share, of Fuels (the “Fuels Shares”);

5. Tech and Fuels have each determined that, subject to the terms and conditions herein, it would be appropriate and desirable for Tech and/or certain of its Subsidiaries to, directly or indirectly, Convey to Fuels and/or the Fuels Entities, as applicable, certain Assets of Fuels Business in exchange for (i) the assumption by Fuels and/or the Fuels Entities, as applicable, of certain Liabilities of Fuels Business (collectively, the “Fuels Transfer”);

6. Tech and Fuels intend that the Fuels Transfer and Distribution should qualify as a “reorganization” under Section 368(a) of the Code;

7. The Parties intend that the execution of this Agreement and the Transaction Agreement constitutes a “plan of reorganization” within the meaning of Section 368 of the Code; and

8. The Parties intend in this Agreement to set forth the principal arrangements among them regarding the Fuels Transfer.

Accordingly, the Parties agree as follows:

I. TRANSFER OF FUELS BUSINESS

1.1 Transfer of Assets. Effective as of the Business Transfer Time, Tech will assign, transfer, convey and deliver (“Convey”) (or will cause any applicable Subsidiary to Convey) to Fuels, or a Fuels Entity, and Fuels will accept from Tech, or the applicable Subsidiary of Tech, and will cause the applicable Fuels Entity to accept, all of Tech’s and its applicable Subsidiaries’ respective right, title and interest in and to all Fuels Assets (other than any Fuels Assets that are already held as of the Business Transfer Time by Fuels or a Fuels Entity, which Fuels Asset will continue to be held by Fuels or such Fuels Entity).

1.2 Assumption of Liabilities. Effective as of the Business Transfer Time, Tech will Convey (or will cause any applicable Subsidiary to Convey) to Fuels or a Fuels Entity, and Fuels will assume, perform and fulfill when due and, to the extent applicable, comply with, or will cause any applicable Fuels Entity to assume, perform and fulfill when due and, to the extent applicable, comply with, all of the Fuels Liabilities, in accordance with their respective terms (other than any Fuels Liability that as of the Business Transfer Time is already a Liability of Fuels or a Fuels Entity, which Fuels Liability will continue to be a Liability of Fuels or such Fuels Entity). As between members of the Tech Group, on the one hand, and members of the Fuels Group, on the other hand, the members of the Fuels Group will be solely responsible for all Fuels Liabilities, on a joint and several basis.

1.3 Transfer of Excluded Assets; Excluded Liabilities. Prior to the Business Transfer Time, (a) Tech will cause any applicable Fuels Entity to Convey to Tech or a Subsidiary of Tech any Excluded Assets that it owns, leases or has any right to use, and Tech will accept from such member of the Fuels Group, and will cause an applicable Subsidiary of Tech to accept, all such respective right, title and interest in and to any and all of such Excluded Assets and (b) Tech will cause any applicable Fuels Entity to Convey any Excluded Liability for which it is otherwise responsible to Tech or a Subsidiary of Tech, and Tech will assume, perform and fulfill when due, and to the extent applicable, comply with, or will cause the applicable Subsidiary of Tech to assume, perform and fulfill when due, and to the extent applicable, comply with, any and all of such Excluded Liabilities.

1.4 Misallocated Transfers. In the event that, at any time from and after the Business Transfer Time, either Party (or any member of the Tech Group or the Fuels Group, as applicable) discovers that it or its Affiliates is the owner of, receives or otherwise comes to possess any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable) or is liable for any Liability that is allocated to any Person that is a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any acquisition of Assets or assumption of Liabilities from the other Party for value subsequent to the Business Transfer Time), such Party will promptly Convey, or cause to be Conveyed, such Asset or Liability to the Person so entitled thereto (and the relevant Party will cause such entitled Person to accept such Asset or assume such Liability).

1.5 Fuels Assets. (a) For purposes of this Agreement, “Fuels Assets” shall have the meaning ascribed to such phrase under the Transaction Agreement.

(b) Notwithstanding Section 1.6(a), the Fuels Assets will not in any event include any of the following Assets (the “Excluded Assets”):

(i) the Assets listed or described in Section 2.05(b) of the Transaction Agreement or the Schedules thereto.

(ii) the Excluded IP Assets;

(iii) Assets in respect of any and all compensation and benefit plans and all other compensation and benefit plans sponsored by the Tech Group;

(iv) all third-party accounts receivable specific to Tech and its Affiliates;

2

(v) all cash and cash equivalents not otherwise conveyed by the Transaction Agreement (including investments and securities but excluding any capital stock or other equity interest in any member of the Fuels Group) and all bank or other deposit accounts of Tech and its Affiliates;

(vi) other than any Asset specifically listed or described in the Assets listed or described in Section 2.05(b) of the Transaction Agreement or the Schedules thereto, any and all Assets of Tech or its Affiliates that are not exclusively used, held for exclusive use in, or exclusively related to, Fuels Business;

(vii) any tangible property located at any owned or leased property of Tech and its Affiliates that is not a Fuels Facility, unless such Asset is exclusively used, held for exclusive use in, or exclusively related to, Fuels Business;

(viii) any furniture or office equipment other than (A) computers, PDAs and similar equipment provided by the Tech Group in connection with a Continuing Employee’s performance of services or (B) furniture and office equipment at the Fuels Facilities;

(ix) all rights to causes of action, lawsuits, judgments, claims, counterclaims or demands of Tech, its Affiliates or any member of the Fuels Group against a party that do not exclusively relate to Fuels Business;

(x) all financial and Tax records relating to Fuels Business that form part of the general ledger of Tech or any of its Affiliates (other than the members of the Fuels Group), any working papers of Tech’s auditors, and any other Tax records (including accounting records) of Tech or any of its Affiliates (other than the members of the Fuels Group);

(xi) all rights to insurance policies or practices of Tech and its Affiliates (including any captive insurance policies, fronted insurance policies, surety bonds or corporate insurance policies or practices, or any form of self-insurance whatsoever), any refunds paid or payable in connection with the cancellation or discontinuance of any such policies or practices, and any claims made under such policies;

(xii) other than rights to enforce the confidentiality provisions of any confidentiality, non-disclosure or other similar Contracts to the extent related to confidential information of Fuels Business, all records relating to the negotiation and consummation of the transactions contemplated by this Agreement and all records prepared in connection with the potential divestiture of all or a part of Fuels Business, including (A) bids received from third parties and analyses relating to such transactions and (B) confidential communications with legal counsel representing Tech or its Affiliates and the right to assert the attorney-client privilege with respect thereto;

(xiii) all rights of Tech or its Affiliates (other than members of the Fuels Group) under this Agreement, the Transaction Agreement or any Ancillary Agreement;

(xiv) all software owned or used by Tech and its Affiliates (other than the Fuels Software and any software licensed under the Fuels Contracts); and

(xv) any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by Tech or any other member of the Tech Group.

3

The Parties acknowledge and agree that, except for such rights as are otherwise expressly provided in the Agreement or any Ancillary Agreements, neither Fuels nor any of its Subsidiaries will acquire or be permitted to retain any right, title or interest in any Excluded Assets through the Conveyance of the Fuels Entity Interests, and that if any of the Fuels Entities owns, leases or has the right to use any such Excluded Assets, such Excluded Assets will be Conveyed to Tech as contemplated by Section 1.3.

(c) Any Assets of any member of the Tech Group not included in any of the clauses in the Assets listed or described in Section 2.05(b) of the Transaction Agreement are Excluded Assets and no Excluded Assets will be Fuels Assets. For the avoidance of doubt, all right, title and interest in and to intellectual property assets not expressly those perfected in Fuels or otherwise licensed to Fuels (the “Excluded IP Assets”) are expressly retained by the Tech Group in all respects.

1.6 Fuels Liabilities. (a) For the purposes of this Agreement, “Fuels Liabilities” will have the meaning ascribed to said phrase in the Transaction Agreement.

(b) Notwithstanding the foregoing, the Fuels Liabilities will not in any event include any of the following Liabilities (the “Excluded Liabilities”):

(i) all Liabilities of a member of the Tech Group to the extent relating to, arising out of, resulting from or otherwise in respect of, the ownership or use of the Excluded Assets other than in the operation or conduct of the Fuels Business, whether before, at or after the Business Transfer Time;

(ii) all Liabilities (including reporting and withholding and other related Taxes) under compensation and benefit plans other than Liabilities in respect of Continuing Employees under Fuels Business Pension Plans;

(iii) all Liabilities under Intercompany Accounts; and

(iv) all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by Tech or any other member of the Tech Group, and all Liabilities of any member of the Tech Group under this Agreement or any of the Ancillary Agreements.

The Parties acknowledge and agree that neither Fuels nor any other member of the Fuels Group will be required to assume or retain any Excluded Liabilities as a result of the Conveyance of the Fuels Entity Interests, and that if any of the Fuels Entities is liable for any Excluded Liabilities, such Excluded Liabilities will be assumed by Tech as contemplated by Section 1.3; provided, however, that, for the avoidance of doubt, nothing herein will be construed as eliminating, reducing or otherwise altering any of Fuels’ or its Subsidiaries’ respective obligations with respect to the Continuing Employees under Article V.

(c) Any Liabilities of any member of the Tech Group not included in any of the clauses in Section 1.6(a) above are Excluded Liabilities and no Excluded Liabilities will be Fuels Liabilities.

4

1.7 Termination of Intercompany Agreements; Settlement of Intercompany Accounts. (a) Except as set forth in Section 1.7(b), Fuels, on behalf of itself and each other member of the Fuels Group, on the one hand, and Tech, on behalf of itself and each other member of the Tech Group, on the other hand, hereby terminate any and all Contracts, whether or not in writing, between or among Fuels or any member of the Fuels Group, on the one hand, and Tech or any member of the Tech Group, on the other hand, effective as of the Business Transfer Time. No such Contract (including any provision thereof which purports to survive termination) will be of any further force or effect after the Business Transfer Time and all parties will be released from all Liabilities thereunder. Each Party will, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 1.7(a) will not apply to any of the following Contracts (or to any of the provisions thereof):

(i) this Agreement, the Transaction Agreement and the Ancillary Agreements (and each other Contract expressly contemplated by this Agreement, the Transaction Agreement or any Ancillary Agreement to be entered into or continued by any of the Parties or any of the members of their respective Groups);

(ii) any Contracts to which any Person other than the Parties and their respective Affiliates is a Party (it being understood that to the extent that the rights and Liabilities of the Parties and the members of their respective Groups under any such Contracts constitute Fuels Assets or Fuels Liabilities, they will be Conveyed pursuant to Sections 1.1 or 1.2 or allocated pursuant to Section 1.7(c)); and

(iii) any other Contracts that this Agreement, the Transaction Agreement or any Ancillary Agreement expressly contemplates will survive the Business Transfer Time.

(c) All of the intercompany receivables, payables, loans and other accounts, rights and Liabilities between Fuels or any Fuels Entity, on the one hand, and Tech or any of its Subsidiaries (other than Fuels and the Fuels Entities), on the other hand, in existence as of immediately prior to the Business Transfer Time (collectively, the “Intercompany Accounts”) will be netted against each other, and the balance will be, without further action, contributed to the equity of Fuels or distributed to Tech, as the case may be, such that, as of the Business Transfer Time, there are no Intercompany Accounts outstanding.

II. COMPLETION OF THE FUELS TRANSFER

2.1 Business Transfer Time. Subject to the satisfaction and waiver of the conditions set forth in Article V, the effective time and date of each Conveyance and assumption of any Asset or Liability in accordance with Article I in connection with the Fuels Transfer will be on or before, yet effective in any event for all purposes as of 12:01 a.m., Eastern Time, on the anticipated Distribution Date (such time, the “Business Transfer Time,” and such date the “Business Transfer Date”).

2.2 Transfer of Fuels Business. (a) Agreements to be Delivered by Tech. On or before, yet effective for all purposes as of the Business Transfer Date, Tech will deliver, or will cause its appropriate Subsidiaries to deliver, to Fuels all of the following instruments:

(i) A Tax Sharing Agreement in the form attached hereto as Exhibit A (the “Tax Sharing Agreement”), duly executed by the members of the Tech Group party thereto;

5

(ii) A Transition Services Agreement in the form attached hereto as Exhibit B (the “TSA”), duly executed by the members of the Tech Group party thereto;

(iii) All necessary Transfer Documents as described in Sections 2.3 and 2.4; and

(iv) Resignations of each of the individuals who serve as an officer or director of members of the Fuels Group in their capacity as such and the resignations of any other Persons that will be employees of any member of the Tech Group after the Business Transfer Time and that are directors or officers of any member of the Fuels Group, to the extent requested by Fuels.

(b) Agreements to be Delivered by Fuels. On the Business Transfer Date, Fuels will deliver, or will cause its Subsidiaries to deliver, as appropriate, to Tech all of the following instruments:

(i) In each case where any member of the Fuels Group is a party to any Ancillary Agreement, a counterpart of such Ancillary Agreement duly executed by the member of the Fuels Group party thereto; and

(ii) Resignations of each of the individuals who serve as an officer or director of members of the Tech Group in their capacity as such and the resignations of any other Persons that will be employees of any member of the Fuels Group after the Business Transfer Time and that are directors or officers of any member of the Tech Group, to the extent requested by Tech.

2.3 Transfer of Fuels Assets and Assumption of Fuels Liabilities. In furtherance of the Conveyance of Fuels Assets and Fuels Liabilities provided in Section 1.1 and Section 1.2, as of (or, as applicable, prior to and in anticipate of) the Business Transfer Date (a) Tech will execute and deliver (or, as applicable, shall have executed and delivered), and will cause its Subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title, assignments of Contracts and other instruments of Conveyance (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary in the jurisdiction in which the relevant Assets are located), as and to the extent reasonably necessary to evidence the Fuels Transfer of all of Tech’s and its Subsidiaries’ (other than Fuels and its Subsidiaries) right, title and interest in and to the Fuels Assets to Fuels and its Subsidiaries (it being understood that no such bill of sale, stock power, certificate of title, deed, assignment or other instrument of Conveyance will require Tech or any of its Affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement except to the extent required to comply with applicable local Law, and in which case the Parties will enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement) and (b) Fuels will execute and deliver (or, as applicable, shall have executed and delivered) such assumptions of Contracts and other instruments of assumption (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary in the jurisdiction in which the relevant Liabilities are located) as and to the extent reasonably necessary to evidence the valid and effective assumption of the Fuels Liabilities by Fuels. All of the foregoing documents contemplated by this Section 2.3 will be referred to collectively herein as the “Tech Transfer Documents.”

6

2.4 Transfer of Excluded Assets; Assumption of Excluded Liabilities. In furtherance of the Conveyance of Excluded Assets and the assumption of Excluded Liabilities provided in Section 1.3: (a) Fuels will execute and deliver, and will cause its Subsidiaries to execute and deliver, such bills of sale, certificates of title, assignments of Contracts and other instruments of Conveyance (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary in the jurisdiction in which the relevant Assets are located) as and to the extent reasonably necessary to evidence the Conveyance of all of Fuels’ and its Subsidiaries’ right, title and interest in and to the Excluded Assets to Tech and its Subsidiaries (it being understood that no such bill of sale, stock power, certificate of title, deed, assignment or other instrument of Conveyance will require Fuels or any of its Affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement except to the extent required to comply with applicable local Law, and in which case the Parties will enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement) and (b) Tech will execute and deliver such assumptions of Contracts (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary in the jurisdiction in which the relevant Liabilities are located) as and to the extent reasonably necessary to evidence the valid and effective assumption of the Excluded Liabilities by Tech. All of the foregoing documents contemplated by this Section 2.4 will be referred to collectively herein as the “Fuels Transfer Documents” and, together with the Tech Transfer Documents, the “Transfer Documents.”

III. ADDITIONAL AGREEMENTS

3.1 Non-Solicitation; No Hiring. (a) Fuels agrees that for a period of 12 months from the Business Transfer Date, it will not, and will cause each of its Subsidiaries not to, without obtaining the prior written consent of Tech, directly or indirectly, solicit for employment or employ (or refer to another Person for the purpose of such Person soliciting for employment or employing) any employees of any member of the Tech Group as of the Business Transfer Date; provided, however, that (i) neither Fuels nor any member of the Fuels Group will be deemed to have solicited any such person who is an employee of the Tech Group and responds to any general media advertisement or job posting placed by or on behalf of Fuels or any of its Subsidiaries or such person is contacted by an employment search firm engaged by Fuels or a member of the Fuels Group that is not specifically directed to solicit persons employed by the Tech Group and such contact is initiated without the involvement or knowledge of a Senior Executive of Fuels or any of its Subsidiaries, and (ii) Fuels and any member of the Fuels Group may solicit and hire any such person who has been terminated by the relevant member of the Tech Group or has been given notice of such termination, in either case, prior to any direct or indirect solicitation by or on behalf Fuels or any of its Subsidiaries.

(b) Tech agrees that for a period of 12 months from the Business Transfer Date, Tech will not, and will cause each other member of the Tech Group not to, without obtaining the prior written consent of Fuels, directly or indirectly, solicit for employment or employ (or refer to another Person for the purpose of such Person soliciting for employment or employing) any Continuing Employee (after giving effect to any employee transfers contemplated in this Agreement); provided, however, that (i) no member of the Tech Group will be deemed to have solicited any such person who is an employee of Fuels or the Fuels Group and responds to any general media advertisement or job posting placed by on behalf of Tech or any member of the Tech Group or such person is contacted by an employment search firm engaged by Tech or a member of the Tech Group that is not specifically directed to solicit persons employed by Fuels or the Fuels Group and such contact is initiated without the involvement or knowledge of a Senior Executive of Tech, Tech Group or any of their respective Subsidiaries, and (ii) any member of the Tech Group may solicit and hire any such person who has been terminated by the relevant member of the Fuels Group or has been given notice of such termination, in either case, prior to any direct or indirect solicitation by any member of the Tech Group.

7

3.2 Intellectual Property Assignment/Recordation. Each Party will be responsible for, and will pay all expenses (whether incurred before or after the Business Transfer Time) involved in notarization, authentication, legalization and/or consularization of the signatures of any of the representatives of its Group on any of the Transfer Documents relating to the transfer of Intellectual Property. Fuels will be responsible for, and will pay all expenses (whether incurred before or after the Business Transfer Time) relating to, the recording of any such Transfer Documents relating to the transfer of Intellectual Property to any member of the Fuels Group with any Governmental Authorities as may be necessary or appropriate.

3.3 Reserved.

3.4 Removal of Tangible Assets. (a) Except as may be otherwise provided in the Ancillary Agreements or otherwise agreed to by the Parties, all tangible Fuels Assets that are located at any facilities of any member of the Tech Group that are not Fuels Facilities will be moved as promptly as practicable after the Business Transfer Time from such facilities, at Fuels expense and in a manner so as not to unreasonably interfere with the operations of any member of the Tech Group and to not cause damage to such facility, and such member of the Tech Group will provide reasonable access to such facility to effectuate same. Fuels will remove any Fuels Assets that remain at any such facilities in connection with the performance of services under the TSA as promptly as practicable after the termination of such service pursuant to the same terms and conditions stated in the immediately preceding sentence.

(b) Except as may be otherwise provided in the TSA or otherwise agreed to by the Parties, all tangible Excluded Assets that are located at any of the Fuels Facilities will be moved as promptly as practicable after the Business Transfer Time from such facilities, at Tech’s expense and in a manner so as not to unreasonably interfere with the operations of any member of the Fuels Group and to not cause damage to such Fuels Facility, and such member of the Fuels Group will provide reasonable access to such Fuels Facility to effectuate such movement. Tech will remove any Excluded Assets that remain at any such Fuels Facilities in connection with the performance of services under the TSA as promptly as practicable after the termination of such service pursuant to the same terms and conditions stated in the immediately preceding sentence.

3.5 Reserved.

3.6 Fuels Entities; Fuels Assets; Excluded Assets; Transition Period Assets. (a) Prior to the Business Transfer Date, Tech will undertake with commercially reasonable diligence to identify all Fuels Assets held by Tech or any of its Affiliates. Tech will undertake with commercially reasonable diligence to provide Fuels, as promptly as practicable after the date hereof, and in any event not more than 30 days after the date hereof, with (i) a final version of Schedule 2.05(b)(i) of the Transaction Agreement to reflect the addition of any new entity formed in connection with, and in contemplation of, the Fuels Transfer, or the removal of any entity from the list of Fuels Entities as a result of such identification, which final Schedule will be deemed to be the definitive Schedule 2.05(b)(i) for all purposes of the Transaction Agreement and this Agreement, (ii) schedules identifying or describing any Fuels Assets that are held as of such date by Tech or any of its Affiliates (other than the Fuels Entities) and that will be transferred to a Fuels Entity prior to the Distribution Date (the “Pre-Distribution Transferred Assets”), (iii) schedules identifying or describing any Direct Assignment Assets, and (iv) schedules identifying or setting forth any Excluded Assets that are held as of such date by the Fuels Entities and that will be transferred to Tech or its Affiliates (other than a Fuels Entity) prior to the Distribution. The determination of the composition of Schedule 2.05(b)(i) of the Transaction Agreement, and the designation of any Fuels Asset as a Pre-Distribution Transferred Asset or a Direct Assignment Asset will be made by Tech in good faith. Tech will pay all costs and expenses associated with the Asset and Liability transfers for the internal reorganization contemplated by this Agreement, including this Section 3.6 (a); provided, however, for the avoidance of doubt and notwithstanding the foregoing, (A) Taxes will be allocated as set forth in the Tax Sharing Agreement, (B) any other express allocation reflected herein, in the Transaction Agreement or in any Ancillary Agreement will be allocated as set forth herein, in the Transaction Agreement or in such Ancillary Agreement.

8

(b) Notwithstanding anything to the contrary set forth in this Agreement, the Transaction Agreement, or any of the Ancillary Agreements, Tech, in its sole discretion, will determine (i) the manner in which the Fuels Transfer is consummated, including whether a particular Fuels Asset is contributed directly to Fuels or another Fuels Group member or is included as an asset of an entity whose equity interests are contributed to Fuels, and (ii) the reasonable allocation of the Fuels Group’s aggregate fair market value among particular Fuels Assets or Fuels Entities, as the case may be (clauses (i) and (ii), collectively, the “Restructuring Plan”). Fuels agrees to cause this Agreement, the Transaction Agreement and any of the Ancillary Agreements to be amended to the minimum extent necessary, as reasonably determined by the Chief Financial Officer of Tech, only to accurately reflect the specific elements of the Restructuring Plan as permitted by items (i) through (ii) in the immediately preceding sentence, provided, however, that (1) Tech will notify Fuels, at reasonable intervals, regarding Tech’s development of the Restructuring Plan, and (2) Fuels is not required to agree to any amendments pursuant to the Restructuring Plan that would (x) alter any of the Fuels Assets or Fuels Liabilities comprising Fuels Business, each of which will be owned, directly or indirectly, by Fuels at the time of the Distribution, or (y) affect the ability of Tech to obtain the opinions contemplated by Section 2.03(a)(iv) of the Transaction Agreement. For the avoidance of doubt, Fuels acknowledges that changes to the Tax basis of any assets held by the Fuels Group as a result of the Restructuring Plan or other proposed amendments, other than such changes that, individually or in the aggregate, would result in the aggregate Tax basis of all such directly and indirectly held assets (exclusive of stock basis in entities held directly or indirectly by Fuels) to be less than $5 million as determined for U.S. federal income Tax purposes, do not constitute a basis to withhold consent for purposes of this Section 3.6(b).

(c) Fuels acknowledges and agrees that in the course of preparing for the implementation of the services contemplated by the TSA Tech may identify certain Assets included within the Fuels Assets (the “Transition Period Assets”), that are necessary or desirable for Tech to retain in order to provide the services contemplated by the TSA. At Tech’s request, Fuels may elect to (i) allow Tech to retain possession of such Transition Period Asset during the term of the TSA solely for purposes of enabling Tech to satisfy its obligations under the TSA, in which case as soon as practicable following the expiration of the applicable services contemplated by the TSA, Tech will Convey such Transition Period Asset to Fuels for no additional consideration or (ii) include any Transition Period Asset in the Fuels Assets as of the Distribution (in which case Tech will not be required to provide any service under the TSA where it is not reasonably practicable to provide such service without such Transition Period Asset).

3.7 Shared Contracts.

(a) No later than 30 days following the date hereof, Tech will provide Fuels with a list of third-party providers to Tech of goods and services related to the manufacturing of the products of Fuels Business that are not exclusive to Fuels Business as well as distributors of both Fuels Business products and other Tech products. Tech will provide Fuels with contact information for such third parties and use commercially reasonable efforts to introduce representatives of Fuels to the Tech contacts at such third parties.

(b) Prior to the Distribution, Tech will undertake with commercially reasonable efforts to obtain the consent (without charge to Fuels) of any advertising agency or similar party to the assignment to Fuels, as of the Business Transfer Time, of the right to use previously created Fuels Business advertising and promotional content.

3.8 Notification of Certain Matters; Schedule Updates. Prior to the Distribution Date, Tech may deliver to Fuels supplements or updates to the following schedules: Schedules to Section 2.05 of the Transaction Agreement, 4.1, the attachment to Annex A to 4.3(a) (solely to reflect any jurisdictions to the extent that Schedule 4.1 is supplemented or updated) and Annex A to 4.3(e). The Parties will cooperate to mutually agree on the final schedules attached to the form of the TSA.

9

IV. EMPLOYEE MATTERS

4.1 Identification of Employees. Schedule 4.1 identifies each In-Scope Employee, Excluded In-Scope Employee, and Retained Employee, as well as each such employee’s jurisdiction of employment, in all cases as determined by Tech in good faith based upon the information available to Tech as of the date of this Agreement; provided, however, that Tech may update Schedule 4.1 from time to time in order to maintain the accuracy of Schedule 4.1, including as a result of terminations, transfers, new hires and accidental or inadvertent errors or omissions. Notwithstanding anything to the contrary in this Agreement, the Transaction Agreement or any Ancillary Agreement, Tech may, in its sole discretion, cause the employment of any In-Scope Employee to be transferred to any entity within the Fuels Group at any time prior to the Distribution in connection with the Restructuring Plan.

4.2 Continuity of Employment.

(a) Tech and Fuels hereby acknowledge that it is in their mutual best interest for there to be continuity of employment by Fuels or a member of the Fuels Group following the Distribution Date with respect to each In-Scope Employee who accepts an offer of employment from Fuels or another member of the Fuels Group as of the Distribution Date (in each case, other than any employee whose employment with Tech or its Affiliates terminated prior to the Distribution Date) (“Fuels Employees”). At or prior to the Distribution Date, Tech will transfer the employment of each In-Scope Employee to Fuels or another member of the Fuels Group. Each Fuels Employee who continues employment or accepts employment with Fuels or any applicable other member of the Fuels Group (the applicable entity, the “Employing Entity”) immediately following the Distribution is referred to herein as a “Continuing Employee.” Each Continuing Employee who is based in the United States is referred to as a “US Continuing Employee,” and each Continuing Employee who is based outside of the United States is referred to as a “Non-US Continuing Employee.” Nothing herein will be construed as a representation or guarantee by Tech or any of its Affiliates that some or all of the Fuels Employees will continue in employment with Fuels or any applicable member of the Fuels Group for any period of time; provided, however that, unless prohibited by applicable Law, in the event that an In-Scope Employee refuses employment with Fuels (the terms and conditions of which employment are consistent with the provisions of Section 4.3 ), Tech will or will cause its Affiliates to terminate the employment of such employee with Tech and its Affiliates and will not hire any such employee for 12 months following such termination. Not less than 30 calendar days prior to the anticipated Distribution Date, Fuels will, or will cause an applicable member of the Fuels Group to, present its terms and conditions of employment (including terms and conditions in respect of post-Distribution compensation and benefits) to the Fuels Employees, which terms and conditions will be consistent with the provisions of Section 4.3(m) Fuels will provide Tech with a reasonable opportunity to review its proposed terms and conditions and will not present any particular set of terms and conditions to any Fuels Employees without Tech’s written consent, which consent will not be unreasonably withheld, conditioned or delayed. Subject to applicable Law, Tech and Fuels will reasonably cooperate in connection with the presentation of such terms and conditions of employment to the Fuels Employees, including with respect to the timing thereof.

(b) Tech and Fuels will, and will cause their respective Affiliates to, cooperate to identify and effect the transfer to Fuels of any individuals retained as independent contractors whose employment is required to transfer to Fuels are an applicable Fuels Group entity as of the Distribution Date pursuant to applicable Law.

4.3 Terms of Employment.

(a) Continuation Period. As of the Distribution Date, Fuels will, or will cause an applicable Fuels Group member to, provide to each Continuing Employee employment in a position at least comparable to that held by such Continuing Employee immediately before the Distribution. Fuels will, or will cause or will cause an applicable Fuels Group member to, maintain such comparable employment with respect to each Continuing Employee during the two-year period that begins as of the Distribution Date or such shorter period as such Continuing Employee remains an employee of an Employing Entity following the Distribution (the “Continuation Period”). The Parties will take all actions necessary to effectuate the provisions of Schedule 4.3(a).

10

(b) Welfare Plans. To the extent permitted by applicable Law, Fuels will cause each benefit plan of Fuels or an applicable Fuels Subsidiary in which any Continuing Employee participates that is a health or welfare benefit plan (collectively, “Fuels’ Welfare Plans”) to (i) waive all limitations as to preexisting conditions, exclusions and service conditions with respect to participation and coverage requirements applicable to Continuing Employees, other than limitations that were in effect with respect to such Continuing Employees as of the Distribution Date under the corresponding Compensation And Benefit Plan, (ii) honor any payments, charges and expenses of such Continuing Employees (and their eligible dependents) that were applied toward the deductible and out-of-pocket maximums under the corresponding Compensation And Benefit Plan in satisfying any applicable deductibles, out-of-pocket maximums or co-payments under a corresponding Fuels’ Welfare Plan during the same plan year in which such payments, charges and expenses were made, and (iii) with respect to any medical plan, waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee following the Distribution Date to the extent such employee had satisfied any similar limitation under the corresponding Compensation And Benefit Plan. Additionally, to the extent that any Continuing Employee has begun a course of treatment with a physician or other service provider who is considered “in network” under a Compensation And Benefit Plan and such course of treatment is not completed prior to the Distribution, Fuels will undertake with commercially reasonable diligence to arrange for transition care, whereby such Continuing Employee may complete the applicable course of treatment with the pre-Distribution physician or other service provider at “in network” rates.

(c) Earned Vacation. Fuels and Fuels’ Subsidiaries will credit each Continuing Employee the amount of accrued and unpaid hours of vacation, personal hours or days earned and sick leave (together, the “Transferred Leave”) applicable to such Continuing Employee as of the Distribution and Tech will provide to Fuels as of the Distribution Date a schedule indicating for each Continuing Employee the type and number of days of Transferred Leave. Fuels and Fuels’ Subsidiaries will ensure that such Transferred Leave is not subject to forfeiture to the same extent not subject to forfeiture under the policies of Tech and its Affiliates governing such Transferred Leave prior to the Distribution and that such Transferred Leave does not count toward any maximum accrual amount under any plan, program or policy maintained by Fuels or one of Fuels’ Subsidiaries for the purpose of providing vacation, personal days or hours or sick leave.

(e) Post-Continuation Period Benefits. Following the Continuation Period, Fuels will, or will cause one of Fuels’ Subsidiaries to, provide to each Continuing Employee then continuing in employment with Fuels or a Fuels’ Subsidiary employment on terms no less favorable in the aggregate than the terms of employment of similarly situated employees of Fuels and Fuels’ Subsidiaries.

(f) Special Rules for Non-US Employees. Notwithstanding anything to the contrary herein, any Fuels Employee who is employed by a member of the Tech Group in a non-US jurisdiction immediately prior to the Distribution, and who is required by applicable Law to transfer to a member of the Fuels Group in connection with the Transactions, will transfer automatically on the Distribution Date to a member of the Fuels Group in accordance with such applicable Law. Notwithstanding anything to the contrary herein, the following terms will apply to all Non-US Continuing Employees:

11

(i) To the extent that (A) the applicable Law of any jurisdiction, (B) any collective bargaining agreement or other agreement with a works council or economic committee, or (C) any employment agreement, would require Fuels or applicable Fuels Entities to provide any more favorable terms of employment to any Non-US Continuing Employee than those otherwise provided for by this Section 4.3 (or modify the period of time for which such standards are met), in connection with the sale of Fuels Business to Fuels, then Fuels will, or will cause one of Fuels’ Affiliates to provide such Non-US Continuing Employee with such more favorable term, and otherwise provide terms of employment in accordance with this Section 4.3.

(ii) Fuels and Tech agree that to the extent provided under the applicable Laws of certain foreign jurisdictions, (x) any employment agreements between Tech and its Affiliates, on the one hand, and any Non-US Continuing Employee, on the other hand, and (y) any collective bargaining agreements applicable to the Non-US Continuing Employees in such jurisdictions, will in each case have effect after the Distribution as if originally made between Fuels and the other parties to such employment agreement or collective bargaining agreement.

4.4 Bonuses and Incentives. Tech will retain all obligations to the Fuels Employees, including Continuing Employees, with respect to the bonuses and incentives under any cash, annual, long-term, equity or similar incentive program in which the Continuing Employees participate for the plan year in which the Distribution Date occurs that are attributable to the period prior to the Distribution Date; provided, however, that, if requested by Tech, Fuels will make all cash payments in respect of any such program so long as Tech transfers to Fuels, as of the Distribution, all amounts payable in respect of such cash obligations that are attributable to the period prior to the Distribution and any associated Taxes payable by Fuels in connection with such cash payments (but Tech will not be liable for any Tax withholding except to the extent it is required to remit any such Tax withheld from any such bonuses and incentives to the appropriate Governmental Authority); provided further, however, that nothing herein will be deemed to require Fuels to assume any Tax Liabilities that are the sole responsibility of any Fuels Employee. Notwithstanding anything herein to the contrary, Fuels is responsible for all Continuing Employee compensation (including the forms of compensation described in this Section 4.4) attributable to periods following the Distribution.

4.5 Credit for Service with Tech. Where applicable, Fuels or any applicable Fuels Subsidiary will provide credit for each Continuing Employee’s length of service with Tech and its Affiliates for all purposes (including eligibility, vesting and benefit accrual) under each plan, program, policy or arrangement of Fuels or any applicable Fuels Subsidiary to the same extent such service was recognized under a similar plan, program, policy or arrangement of Tech or any of its Affiliates, except that such prior service credit will not be required to the extent that it results in a duplication of benefits.

4.6 COBRA and HIPAA; Workers’ Compensation. Effective as of the Distribution, Fuels and Fuels Subsidiaries will assume and be responsible for (i) all Liabilities with respect to US Continuing Employees and their eligible dependents, in respect of health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Health Insurance Portability and Accountability Act of 1996, Sections 601, et seq. and Sections 701, et seq. of ERISA, Section 4980B and Sections 9801, et seq. of the Code and applicable state or similar Laws (other than with respect to an eligible Continuing Employee who elects coverage under a retiree medical plan of Tech or its Affiliates) and (ii) to the extent applicable, all workers’ compensation benefits payable to or on behalf of the US Continuing Employees.

12

4.7 Administration, Employee Communications, Cooperation. (a) Following the date of this Agreement, Tech and Fuels (and their Affiliates) will reasonably cooperate and use good faith efforts in all matters reasonably necessary to effect the transactions contemplated by this Article V, including, (i) cooperating and providing each other with all necessary and reasonable assistance and information to ensure that any works councils or committees, trade unions and/or employee representatives applicable to the Non-US Continuing Employees are provided with the information required in order for proper consultation to take place and (ii) exchanging information and data, including reports prepared in connection with bonus plan participation and related data of Continuing Employees (other than individual bonus opportunities based on target bonus as a percentage of base salary), relating to workers’ compensation, employee benefits and employee benefit plan coverages, including information and data that is necessary to support or perform the compensation consultant process or that is otherwise reasonably requested in connection with the compensation consultant process (in each case, except to the extent prohibited by applicable Law or to the extent that such information and data relates to performance ratings or assessments or employees of Tech and its Affiliates), making any and all required filings and notices, making any and all required communications with Fuels Employees and obtaining any Governmental Approvals required hereunder.

(b) Between the date hereof and the Distribution Date, any communications between Fuels and any employees of Tech and its Affiliates regarding terms of employment, employee benefits or otherwise regarding employment with Fuels will be conducted at the times and through processes approved by Tech, such approval not to be unreasonably withheld. Such processes will provide adequate access to the Fuels Employees and allow all reasonable means of communication with such employees by Fuels and its Subsidiaries; provided, however, that any communications with Fuels Employees or any other employees of Tech or its Affiliates will be limited to (i) business operations and employee benefit matters relating to Fuels Employees, future organization design and staffing and (ii) the list (by name and/or title) of the Fuels Group management team previously provided by Tech to Fuels; provided, however, that Tech may update such list from time to time in order to maintain the accuracy of such list, including as a result of terminations, transfers, new hires and accidental or inadvertent errors or omissions.

(c) Without limiting Fuels’ obligations under this Article IV with respect to the Continuing Employees, this Article IV will not prohibit Fuels or any member of the Fuels Group from amending any employee benefit plan in which Fuels’ employees participate.

V. CONDITIONS TO THE FUELS TRANSFER

The obligations of Tech to effect the Fuels Transfer pursuant to this Agreement will be subject to fulfillment (or waiver by Tech) at or prior to the Business Transfer Date of each of the conditions to Tech’s obligation to effect the Distribution of the transactions contemplated by the Transaction Agreement, as provided in Section 2.03 and Section 2.04 of the Transaction Agreement, shall have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied contemporaneously with the Distribution).

13

VI. MISCELLANEOUS

6.1 Expenses. Except as otherwise provided in this Agreement, the Transaction Agreement or any Ancillary Agreement, Tech will be responsible for the fees and expenses of the Parties.

6.2 Entire Agreement. This Agreement, the Transaction Agreement and the Ancillary Agreements, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, will together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter, including the Confidentiality Agreement, which is hereby terminated and no further force or effect, subject to the provisions of Section 6.03 of the Transaction Agreement.

6.3 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) The validity, interpretation and enforcement of this Agreement will be governed by the Laws of the State of Delaware, other than any choice of Law provisions thereof that would cause the Laws of another state to apply.

(b) By execution and delivery of this Agreement, each Party irrevocably (i) submits and consents to the personal jurisdiction of the state and federal courts of the State of Delaware for itself and in respect of its property in the event that any dispute arises out of this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any other court. Each of the Parties irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any dispute arising out of this Agreement or any of the Transactions in the state and federal courts of the State of Delaware, or that any such dispute brought in any such court has been brought in an inconvenient or improper forum. The Parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court will constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.3(c).

14

6.4 Notices. All notices, requests, permissions, waivers and other communications hereunder will be in writing and will be deemed to have been duly given (a) five Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, provided that the facsimile transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient and (d) one Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party:

(i) If to Tech:

Taronis Technologies

Attn: Scott Mahoney

300 W. Clarendon Avenue, Suite 230

Phoenix, AZ 85013

Email: scottmahoney@taronistech.com

with a copy to (which will not constitute notice):

Anthony L.G., PLLC

Attn: Laura Anthony

625 N. Flagler Drive, Suite 600

West Palm Beach, FL 33401

Email: Lanthony@anthonypllc.com

(ii) If to Fuels:

Taronis Fuels, Inc.

Attn: Scott Mahoney

300 W. Clarendon Avenue, Suite 230

Phoenix, AZ 85013

Email: scottmahoney@taronistech.com

with a copy to (which will not constitute notice):

Anthony L.G., PLLC

Attn: Laura Anthony

625 N. Flagler Drive, Suite 600

West Palm Beach, FL 33401

Email: Lanthony@anthonypllc.com

or to such other address(es) as will be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 6.4. Any notice to Tech will be deemed notice to all members of the Tech Group, and any notice to Fuels will be deemed notice to all members of the Fuels Group.

15

6.5 Priority of Agreements. If there is a conflict between any provision of this Agreement and a provision in any of the Ancillary Agreements, the provision of this Agreement will control unless specifically provided otherwise in this Agreement or in the Ancillary Agreement.

6.6 Amendments and Waivers.

(a) This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(b) No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 6.6(a) and will be effective only to the extent in such writing specifically set forth.

6.7 Termination. This Agreement will terminate without further action at any time before the Distribution upon termination of the Transaction Agreement. If terminated, no Party will have any Liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in the Transaction Agreement.

6.8 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and does not confer on third parties (including any employees of any member of the Tech Group or the Fuels Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement; provided, however, that this Section 6.8 does not limit any rights of Tech pursuant to Section 4.3.

6.9 Assignability. No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Parties, except that a Party may assign its rights or delegate its duties under this Agreement to a member of its Group, provided that the member agrees in writing to be bound by the terms and conditions contained in this Agreement and provided further that the assignment or delegation will not relieve any Party of its indemnification obligations or obligations in the event of a breach of this Agreement. Except as provided in the preceding sentence, any attempted assignment or delegation will be void.

16

6.10 Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement or Schedules hereto will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “include” or “including” in this Agreement or Schedules hereto will be by way of example rather than by limitation. The use of the words “or,” “either” or “any” will not be exclusive. The Parties have participated jointly in the negotiation and drafting of this Agreement, the Transaction Agreement and the Ancillary Agreements, and in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise expressly provided elsewhere in this Agreement, the Transaction Agreement or any Ancillary Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.

6.11 Severability. The Parties agree that (a) the provisions of this Agreement will be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions will be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions will remain valid and enforceable to the fullest extent permitted by applicable Law.

6.12 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party will re-execute original forms thereof and deliver them to the requesting Party. No Party will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

6.13 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity.

6.14 Dispute Resolution. Except as otherwise specifically provided in this Agreement or in any Ancillary Agreement, the procedures set forth in Article VI of the Transaction Agreement will apply to any dispute, controversy or claim (a “Dispute”) (whether sounding in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby between or among any member of the Party’s respective Group.

17

6.15 Plan of Reorganization. This Agreement and the Transaction Agreement will constitute a “plan of reorganization” for the Transactions contemplated thereunder pursuant to Treasury Regulation Section 1.368-2(g). Pursuant to the plan of reorganization, the Parties will perform their respective duties hereunder and, furthermore, Tech will complete the Distribution as described in, and subject to the conditions set forth in, the Transaction Agreement.

VIII. DEFINITIONS

For purposes of this Agreement, the following terms, when utilized in a capitalized form, will have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means the Tax Sharing Agreement, the TSA, the Intellectual Property Distribution and License Agreement and any other agreement entered into by and between Tech and Fuels in contemplation of the Distribution.

“Assets” means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third-parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following: (i) all accounting, business and other books, records and files, whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form; (ii) all computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, motor vehicles and other transportation equipment, special and general tools, prototypes and models and other tangible personal property; (iii) all inventories of materials, parts, raw materials, packing materials, supplies, work-in-process, goods in transit and finished goods and products; (iv) all Real Property Interests; (v) all interests in any capital stock or other equity interests of any Subsidiary or any other Person; all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person, and all other investments in securities of any Person; (vi) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other Contracts; (vii) all deposits, letters of credit and performance and surety bonds; (viii) all Intellectual Property and licenses from third Persons granting the right to use any Intellectual Property; (ix) all software owned, licensed or used; (x) all employment records (except for any information relating to performance ratings or assessments of employees of Tech and its Affiliates (including performance history, reports prepared in connection with bonus plan participation and related data, other than individual bonus opportunities based on target bonus as a percentage of base salary)); cost information; sales and pricing data; customer prospect lists; supplier records; customer, distribution and supplier lists; customer and vendor data, correspondence and lists; product literature (including historical); advertising and promotional materials; artwork; design; development, manufacturing and quality control records, procedures and files; vendor and customer drawings, formulations and specifications; quality records and reports and other books, records, ledgers, files, documents, plats, photographs, studies, surveys, reports, plans and documents, operating, production and other manuals, including corporate minute books and related stock records, financial and Tax records (including Tax Returns), in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form; (xi) all prepaid expenses, including prepaid leases and prepaid rentals, trade accounts and other accounts and notes receivables; (xii) all interests, rights to causes of action, lawsuits, judgments, claims, counterclaims, demands and benefits of Tech, its Affiliates or any member of the Fuels Group under Contracts, including all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers, causes of action or similar rights, whether accrued or contingent; and (xiii) all Governmental Approvals.

18

“Business Day” means any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States.

“Business Transfer Date” has the meaning set forth in Section 2.1.

“Business Transfer Time” has the meaning set forth in Section 2.1.

“Code” means the Internal Revenue Code of 1986 (or any successor statute), as amended from time to time, and the regulations promulgated thereunder.

“Consents” means any consents, waivers or approvals from, or notification requirements to, or authorizations by, any third-parties.

“Continuation Period” has the meaning set forth in Section 4.3(a).

“Continuing Employee” has the meaning set forth in Section 4.2(a).

“Contracts” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment, whether written or oral, that is binding on any Person or any part of its property under applicable Law.

“Convey” has the meaning set forth in Section 1.1. Variants of this term such as “Conveyance” will have correlative meanings.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Direct Assignment Asset” means any Fuels Asset not owned as of the Distribution Date by a Fuels Entity.

“Dispute” has the meaning set forth in Section 6.14(a).

“Distribution” has the meaning given to such term in the Transaction Agreement.

“Distribution Date” has the meaning given to such term in the Transaction Agreement.

19

“Effective Time” has the meaning given to such term in the Transaction Agreement.

“Employing Entity” has the meaning set forth in Section 4.2(a).

“Excluded Assets” has the meaning set forth in Section 1.5(b).

“Excluded In-Scope Employees” means the employees of Tech and its Affiliates identified as Excluded In-Scope Employees on Schedule 4.1.

“Excluded Liabilities” has the meaning set forth in Section 1.6(b).

“Final Determination” has the meaning set forth in the Tax Sharing Agreement.

“Fuels Books and Records” has the meaning set forth in Section 2.05(b)(ix) of the Transaction Agreement.

“Fuels Business” means Fuels Business and also, with respect to events that take place after the Business Transfer Time, Fuels Business as it is operated by the Fuels or any of its Subsidiaries after the Business Transfer Time, including any new activities, expansions, or other modifications made by Fuels or any of its Subsidiaries in the types and scope of activities conducted at the Business Transfer Time that are exclusively related to the marketing, selling and development of the gas distribution business and the manufacture and sale of “MagneGas” and the Venturi® Gasification systems used to create gas related products and services.

“Fuels Shares” has the meaning set forth in the recitals.

“Fuels Employees” has the meaning set forth in Section 4.2(a).

“Fuels Group” means Fuels and each of its Subsidiaries. Each of the Fuels Entities will be deemed to be members of the Fuels Group as of the Business Transfer Time.

“Fuels Indemnitees” means Fuels and each member of the Fuels Group (from and after the Business Transfer Time), and each of their respective successors and assigns, and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Fuels Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns.

“Fuels Information” has the meaning set forth in Section 3.3(c).

“Fuels Liabilities” has the meaning set forth in Section 1.6(a).

“Fuels Transfer” means the transfer of the Fuels Assets and Fuels Liabilities as provided in Section 1.1 and Section 1.2.

“Fuels Transfer Documents” has the meaning set forth in Section 2.4.

“Fuels’ Welfare Plans” has the meaning set forth in Section 4.3(b).

“Governmental Approvals” means any notices, reports or other filings to be made, or any Consents, registrations, permits or authorizations to be obtained from, any Governmental Authority.

20

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or self-regulatory organization.

“Group” means the Tech Group or the Fuels Group as the context requires.

“In-Scope Employees” means those corporate, research and development, manufacturing, procurement, marketing, sales and other employees of Tech or its Affiliates who, as determined by Tech in good faith:

(a) (i) (A) are working in a Tech’s Fuels Business cost center consistent with Tech’s past practices of assigning employees to cost center codes applied in the ordinary course, and (B) have devoted more than 50% of their working hours to Fuels Business during the 12 months (or, if less than 12 months, the period of employment with Tech or its Affiliates) immediately preceding the date of this Agreement (or, if such Person was on approved leave of absence, disability or long-term inactive status, immediately preceding the commencement of such leave of absence, disability or long-term inactive status); or

(ii) have devoted more than 50% of their working hours to Fuels Business when they were providing core business capabilities during the 12 months (or, if less than 12 months, the period of employment with Tech or its Affiliates) immediately preceding the date of this Agreement (or, if such Person was on approved leave of absence, disability or long-term inactive status, immediately preceding the commencement of such leave of absence, disability or long-term inactive status); or

(b) notwithstanding anything to the contrary herein (including any other employee classifications), have devoted no more than 50% of their working hours to Fuels Business during the 12 months (or, if less than 12 months, the period of employment with Tech or its Affiliates) immediately preceding the date of this Agreement (or, if such Person was on approved leave of absence, disability or long-term inactive status, immediately preceding the commencement of such leave of absence, disability or long-term inactive status), but whose services are determined by Tech in good faith to be “essential” to the continuation of the operation of Fuels Business (except those employees whose services are covered by an Ancillary Agreement).

“Information” means information in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, but in any case excluding back-up tapes.

“Intercompany Accounts” has the meaning set forth in Section 1.7(c).

“Laws” means any statute, law, ordinance, regulation, rule, code or other requirement of, or Order issued by, a Governmental Authority.

21

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence, strict liability or relating to Taxes payable by a Person in connection with compensatory payments to employees or independent contractors) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“Pinellas Facility” means the Pinellas County, Florida improved real property utilized in Fuels Business.

“Non-US Continuing Employee” has the meaning set forth in Section 4.2(a).

“Non-Fuels Business” means all businesses and operations (whether or not such businesses or operations are or have been terminated, divested or discontinued) conducted prior to the Business Transfer Time by Tech, the Tech Subsidiaries, Fuels and the Fuels Subsidiaries, in each case that are not included in Fuels Business.

“Tech” has the meaning set forth in the preamble.

“Tech Guarantees” has the meaning set forth in Section 3.5.

“Tech Group” means Tech and each of its Subsidiaries, but excluding any member of the Fuels Group.

“Tech Transfer Documents” has the meaning set forth in Section 2.3

“Tech’s FSA” has the meaning set forth in Section 4.3(c).

“Parties” means Tech and Fuels.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Pre-Distribution Transferred Assets” has the meaning set forth in Section 3.6.

“Real Property Interests” means all interests in real property of whatever nature, including easements, whether as owner or holder of a Security Interest, lessor, sublessor, lessee, sublessee or otherwise.

“Restructuring Plan” has the meaning set forth in Section 3.6(b).

“Retained Employees” means all employees of Tech or its Affiliates other than the Continuing Employees. For the avoidance of doubt, Retained Employees will include (i) the employees identified as Retained Employees on Schedule 4.1, (ii) the Excluded In-Scope Employees and (iii) any employee who would have been a New Hire Employee but for the fact that such employee did not request an offer of employment from Fuels or any of its Subsidiaries.

22

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, indenture, right to acquire, right of first refusal, deed of trust, licenses to third parties, leases to third parties, security agreements, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance and other restrictions or limitations on use of real or personal property of any nature whatsoever.

“Senior Executive” means an employee of Fuels or any of its Subsidiaries, or as applicable, Tech or any of its Subsidiaries, whose annual base salary at the relevant time is $150,000 or more.

“Shared Information” means (i) all Information provided by any member of the Fuels Group to a member of the Tech Group prior to the Business Transfer Time, (ii) any Information in the possession or under the control of such respective Group that relates to the operation of Fuels Business prior to the Business Transfer Time and that the requesting Party reasonably needs (A) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities and tax Laws) by a Governmental Authority having jurisdiction over the requesting Party, (B) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, in each case other than claims or allegations that one Party to this Agreement has against the other, (C) subject to the foregoing clause (B) above, to comply with its obligations under this Agreement, the Transaction Agreement or any Ancillary Agreement, or (D) to the extent such Information and cooperation is necessary to comply with such reporting, filing and disclosure obligations, for the preparation of financial statements or completing an audit, and as reasonably necessary to conduct the ongoing businesses of Tech or Fuels, as the case may be, and (iii) any Information, that in the good faith judgment of Tech, is reasonably necessary for the conduct of Fuels Business (except for any information relating to performance ratings or assessments of employees of Tech and its Affiliates (including performance history, reports prepared in connection with bonus plan participation and related data, other than individual bonus opportunities based on target bonus as a percentage of base salary)).

“Subsidiary” of any Person means another Person (other than a natural Person), of which such Person owns directly or indirectly (a) an aggregate amount of the voting securities, other voting ownership or voting partnership interests to elect at least a majority of the Board of Directors or other governing body or, (b) if there are no such voting interests, 50% or more of the equity interests therein.

“Tax” or “Taxes” has the meaning set forth in the Tax Sharing Agreement.

“Tax Sharing Agreement” has the meaning set forth in Section 2.2(a)(i). From and after the Business Transfer Time, the Tax Sharing Agreement will refer to the agreement executed and delivered pursuant to such section, as amended and/or modified from time to time in accordance with its terms.

“Tax Return” has the meaning set forth in the Tax Sharing Agreement.

“Third-Party Claim” has the meaning set forth in Section 3.5(b)(i).

23

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Transaction Agreement” has the meaning set forth in the recitals of the Agreement.

“Transactions” has the meaning given to such term in the Transaction Agreement.

“Transfer Documents” has the meaning set forth in Section 2.4.

“Transferred Leave” has the meaning set forth in Section 5.3(d).

“Transition Period Assets” has the meaning set forth in Section 4.13(c).

“TSA” has the meaning set forth in Section 2.2(a)(ii). From and after the Business Transfer Time, the TSA will refer to the agreement executed and delivered pursuant to such section, as amended and/or modified from time to time in accordance with its terms.

“US Continuing Employee” has the meaning set forth in Section 4.2(a).

“Fuels” has the meaning set forth in the preamble.

“Fuels Assets” has the meaning set forth in Section 1.5(a).

[Signature Page Follows]

24

IN WITNESS WHEREOF, each of the Parties has caused this Separation Agreement to be executed on its behalf by its officers hereunto duly authorized on the day and year first above written.

TECH:

Taronis Technologies, Inc.

By:
Name:	Scott Mahoney
Title:	Chief Executive Officer

FUELS:

Taronis Fuels, Inc.

By:
Name:	Scott Mahoney
Title:	Chief Executive Officer

25

Exhibits/Schedules Index

Exhibits

Exhibit A – Tax Sharing Agreement

Exhibit B – Transition Services Agreement

26

Exhibit A

Tax Sharing Agreement

27

Exhibit B

Transition Services Agreement

28